Exhibit 99.1

PART II, Item I - "Legal Proceedings" of a Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed by NL Industries, Inc. (File No. 1-640)

       Reference is made to the 1997 Annual Report and NL's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 for descriptions of certain previously-reported legal proceedings.

       State of Illinois v. NL Industries, Inc., et al. (No. 88-CH-11618). In October 1998 the Supreme Court of Illinois declined the State's petition to review the previously reported decisions in favor of NL.

       DeLeon v. Exide Corp. and NL Industries, Inc., (No. DV98-02669-B). In August 1998 the plaintiffs dismissed this previously-reported case without prejudice.

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